FREE WRITING PROSPECTUS Dated May 14, 2024	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-11

*Full Pricing Details* $1.23B+ World Omni (WOART 2024-B) Prime Auto Loan

Joint Bookrunners: TD (str), Barc, BofA, Truist

Co-Managers: Mizuho, PNC

CLS	SZ(mm)	WAL*	S&P/F	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YIELD%	CPN%	PX
A-1	230.00	0.22	A-1+/F1+	1-6	11/24	05/25	I-CRV	+15	5.534	5.534	100.00000
A-2A	200.00	1.08	AAA/AAA	6-21	02/26	09/27	I-CRV	+43	5.553	5.480	99.98994
A-2B	228.50	1.08	AAA/AAA	6-21	02/26	09/27	SOFR30A	+43	FRN		100.00000
A-3	428.50	2.67	AAA/AAA	21-46	03/28	09/29	I-CRV	+65	5.334	5.270	99.98611
A-4	89.80	3.95	AAA/AAA	46-48	05/28	07/30	I-CRV	+75	5.295	5.230	99.97339
B	37.00	3.98	AA/AA	48-48	05/28	07/30	-------<Retained>-------
C	18.50	3.98	A/A	48-48	05/28	02/31	-------<Retained>-------

* Pricing Speed: 1.30% ABS to 10% Clean-Up Call

-TRANSACTION DETAILS-

Offered Size	:	$1,232,300,000
Format	:	SEC Registered
ERISA Eligible	:	Yes
RR Compliance	:	US – Yes, EU - No
Min Expected Ratings	:	S&P/Fitch
Min Denoms	:	$1k x $1k
Bloomberg Ticker	:	WOART 2024-B
Expected Settlement	:	22 May 2024
First Payment Date	:	17 June 2024
Bill & Deliver	:	TD
Pricing	:	Priced
TOE	:	14:38

-INVESTOR MATERIALS-

- Deal Roadshow Investor Login Details

URL: https://dealroadshow.com

Entry Code (Case Sensitive): WOART2024-B

Direct Link: https://dealroadshow.com/e/WOART2024-B

- Preliminary Prospectus: Attached
- Ratings FWP: Attached

- CDI / Intex Deal Name: tdabswoar24b_upsize
- CDI / Intex Password: 7JXB

- CUSIPS -

A-1	98164HAA6
A-2A	98164HAB4
A-2B	98164HAC2
A-3	98164HAD0
A-4	98164HAE8
B	98164HAF5
C	98164HAG3

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-855-495-9846.